Exhibit 19.1

FARMERS NATIONAL BANC CORP.

INSIDER TRADING POLICY

Background and Purpose

The Board of Directors (the “Board”) has adopted this Insider Trading Policy (this “Policy”) for the directors, officers and employees of Farmers National Banc Corp. and its affiliates (collectively, “Farmers” or the “Company”) with respect to transactions involving Farmers’ common shares, no par value (“Shares”) and other securities, and the handling of confidential information about Farmers and the companies with which Farmers engages in transactions or does business.

The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws, including the securities laws and regulations enforced and promulgated by the United States Securities and Exchange Commission (the “Commission”), that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Persons Subject to the Policy

This Policy applies to all officers of Farmers, all members of the Farmers Board of Directors, and all employees of Farmers. Farmers may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to all transactions in Farmers’ securities (collectively referred to in this Policy as “Company Securities”), including the Shares, options to purchase Shares, or any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Shares and other Company Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Farmers and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Farmers for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

Farmers’ Chief Financial Officer shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of Farmers the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

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Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
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Recommend that others engage in transactions in any Company Securities;
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Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
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Assist anyone engaged in the above activities.

In addition, it is Farmers’ policy that no director, officer or other employee of Farmers (or any other person designated as subject to this Policy) who, in the course of working for Farmers, learns of material nonpublic information about a company (1) with which Farmers does business, such as Farmers’ distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Farmers, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

It is also Farmers’ policy to not engage in transactions in Company Securities while aware of material nonpublic information relating to Farmers or any Company Securities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an

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emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Farmers’ reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

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projections of future earnings or losses or other earnings guidance;
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a pending or proposed merger, acquisition or tender offer;
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a significant sale of assets or the disposition of a subsidiary;
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changes in dividend policy;
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the declaration of a stock split or the offering of additional Company Securities;
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changes in management;
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a corporate restructuring of Farmers;
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impending bankruptcy or financial liquidity problems;
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actual or threatened major litigation, or the resolution of such litigation;
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new major contracts, customers or finance sources, or the loss thereof;
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change in auditors or notification that the auditor’s reports may no longer be relied upon;
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significant cybersecurity incident, such as a data breach, or any other significant disruption in Farmers’ operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and
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imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered “Public.” Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public

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disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Farmers’ employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb and evaluate the information. For purposes of this Policy, the close of business on the second business day after the release of information is deemed to mark the passage of such time. If, for example, Farmers were to make an announcement on a Monday, you should not trade in Shares until Thursday. At that point – and not before – the information is considered “public.” Also, depending on the particular circumstances, Farmers may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company

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withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons,

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any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the

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broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

Farmers has established additional procedures in order to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are set forth in the Supplemental Trading Restrictions attached to this Policy, and apply only to those individuals described therein.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” attached to this Policy. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans.” In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

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Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Additional Guidance

Twenty-Twenty Hindsight. Remember, if securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, directors, officers and employees should carefully consider how regulators and others might view a transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about Farmers or other non-public information that could have an impact on the trading price of Shares, directors, officers and employees must not pass the information on to others. Penalties for “tipping” information apply whether or not the “tipper” derives any benefit from another’s actions. Please remember that information received in the capacity as a director, officer or employee of Farmers is confidential.

Post-Termination Transactions. This Policy continues to apply to transactions even after a director, officer or employee has terminated their employment with or service to Farmers. If such persons are in possession of material non-public information when their employment or service terminates, they may not engage in transactions in Shares or other Company Securities (or the securities of any other company about which they obtained material non-public information due to their affiliation with Farmers) until that information has become public or is no longer material. The pre-clearance procedures specified under “Supplemental Trading Restrictions”, however, will cease to apply to transactions in Company Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Additional Policies

Unauthorized Disclosure. Directors, officers and employees may not discuss non-public information with the press, analysts or other persons outside of Farmers. Public announcements or other public disclosures of information regarding Farmers may only be made by persons specifically authorized by Farmers to make such announcements or disclosures. Inquiries regarding information received from any third party should be directed to a member of Farmers’ executive management.

Internet Chat Rooms and Blogs. Directors, officers and employees may not participate in Internet chat rooms, message boards, blogs or other on-line dialogues or discussions involving Farmers, its business or Shares or other Company Securities.

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Penalties for Non-Compliance

The purchase or sale of securities while in possession of material non-public information, or the disclosure of material non-public information to others who then trade in Shares, is prohibited by the federal securities laws. Both the SEC and other regulatory authorities investigate and are very effective at detecting insider trading. Insider trading violations are pursued vigorously by the SEC and the United States Department of Justice and are punished severely. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Civil and Criminal Penalties. FOR INDIVIDUALS who trade on inside information (or tip information to others who trade), sanctions can include a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5 million, and a jail term of up to 20 years. FOR A CORPORATION (as well as possibly any supervisory person) that fails to take appropriate steps to prevent insider trading, sanctions can include a civil penalty of the greater of $1 million or three times the profit gained or loss avoided by the person as a result of the violation and criminal fines of up to $25 million.

Controlling Person Liability. While regulatory authorities may concentrate their efforts on individuals who trade, or who tip insider information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (e.g., directors, officers and other supervisory personnel) if they fail to take reasonable steps to prevent insider trading by company personnel. Controlling persons can be subject to civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million.

Company Sanctions. An individual’s failure to comply with this Policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Company Assistance

Any director, officer or employee who has general questions about this Policy or questions about specific transactions may obtain guidance from the Compliance Officer. Remember, however, each director, officer and employee is ultimately responsible for adhering to this Policy and avoiding improper transactions. In this regard, it is imperative that each director, officer and employee use their best judgment.

Certifications

Directors, officers and employees of Farmers subject to this Policy are required to certify their review and understanding of, and intent to comply with, this Policy and may be required to certify compliance on an annual basis.

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SUPPLEMENTAL TRADING RESTRICTIONS

FOR DIRECTORS, EXECUTIVE OFFICERS AND

OTHER DESIGNATED EMPLOYEES

The Board of Directors (the “Board”) has adopted an Insider Trading Policy (the “Policy”) for the directors, officers and employees of Farmers National Banc Corp. and its affiliates (collectively, “Farmers”) with respect to the trading of Farmers’ common shares, no par value (“Shares”) and other securities (“Company Securities”), as well as the securities of publicly traded companies with whom Farmers has a business relationship. As noted in the Policy, directors, executive officers and certain designated employees of Farmers (collectively, “Covered Persons”) who regularly have access to, or generate, material non-public information, are subject to additional restrictions on transactions in Shares and other Company Securities. As discussed in the Policy, claims of insider trading are investigated with twenty-twenty hindsight, and even the appearance of impropriety can damage both Covered Persons and Farmers. These additional trading restrictions represent an effort to guard against even the appearance of impropriety and to protect Covered Persons. Therefore, in addition to the broad prohibitions on insider trading that apply to all personnel of Farmers, the following additional trading restrictions apply to all Covered Persons:

1.
Quarterly Trading Restrictions. No Covered Person or any Family Member (as defined in the Insider Trading Policy) may buy or sell Shares or engage in any other transaction involving Shares for a period commencing three business days prior to the end of each fiscal quarter and ending at the close of business on the second business day following the public release by Farmers of earnings for that quarter (the “Restricted Period”).
2.
Event-Specific Restricted Periods. From time to time, an event may occur that is material to Farmers and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Shares or other Company Securities. In addition, Farmers’ financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Shares or other Company Securities even sooner than the quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Shares, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period or the extension of a quarterly Restricted Period will not be announced to Farmers as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Shares due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.
3.
Pre-clearance Procedures. All transactions involving Shares or other Company Securities (including option transactions) by a Covered Person or any Family Member must be pre-cleared by the Insider Trading Compliance Officer. Pre-clearance is required for all purchases and sales. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. If a transaction is contemplated, Covered Persons must request pre-clearance from the Insider Trader Compliance Officer in advance of the executing the subject transaction. Clearance of a transaction is valid only for a 48-hour period. Accordingly, “Good until Cancelled” orders are not permitted, and trade orders must be effected within 48 hours. If the transaction is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the Covered Person requesting such clearance.
4.
Controlled Entities. These additional trading restrictions also apply to transactions by a family trust, partnership, foundation or similar entity over which any Covered Person or a Family Member has control, or whose assets are held for the benefit of a Covered Person or a Family Member.
5.
Exceptions. The quarterly and event-specific trading restrictions do not apply to the limited exceptions to the Policy for certain employee benefit plan transactions and transactions conducted pursuant to approved Rule 10b5-1 plans as described, under the “Transactions under Company Plans” and “Rule 10b5-1 Plans” headings in the Policy.

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Certification for Directors, Executive Officers and Other Designated Employees

TO:	Directors, Executive Officers and Other Designated Employees

FROM:	Kevin J. Helmick, President and Chief Executive Officer

DATE:	________ ___, 20___

SUBJECT:	Insider Trading Policy

Enclosed is a copy of the Insider Trading Policy (the “Policy”) and the Supplemental Trading Restrictions for Directors, Executive Officers and Other Designated Employees (collectively, “Covered Persons”) of Farmers National Banc Corp. and its affiliates (collectively, “Farmers”). The Policy outlines the confidential nature of information regarding Farmers and governs securities trading by Farmers’ personnel. If you have any questions regarding the Policy, please contact Troy Adair or myself for clarification.

Please carefully review the enclosed Policy and the Supplemental Trading Restrictions and then sign and return the Certification below to Troy Adair.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Insider Trading Policy and the Supplemental Trading Restrictions for Directors, Executive Officers and Other Designated Employees, a copy of which was distributed with this memorandum.

Date:
Signature

Print Name

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Certification for Employees

TO:	All Employees

FROM:	Kevin J. Helmick, President and Chief Executive Officer

DATE:	________ ___, 20___

SUBJECT:	Insider Trading Policy

Enclosed is a copy of the Insider Trading Policy (the “Policy”) for Farmers National Banc Corp. and its affiliates (collectively, “Farmers”). The Policy outlines the confidential nature of information regarding Farmers and governs securities trading by Farmers’ personnel. If you have any questions regarding the Policy, please contact Troy Adair or myself for clarification.

Please carefully review the enclosed Policy then sign and return the Certification below to Troy Adair.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Insider Trading Policy, a copy of which was distributed with this memorandum.

Date:
Signature

Print Name

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Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of Farmers’ financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

As specified in Farmers’ Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

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You may not enter into, modify or terminate a trading program during a Restricted Period, and Event-Specific Restricted Period or otherwise while you are aware of material nonpublic information.
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All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.
•
For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in

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any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).
•
For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.
•
Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;
•
Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period;
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You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
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Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
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You should not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect.

Farmers and its officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors must undertake to provide any information requested by Farmers regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that Farmers deems to be appropriate under the circumstances.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

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Reviewed/Revised/Adopted April 20, 2023